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                                  EXHIBIT 10.20

                       FORM OF SEVERANCE LETTER AGREEMENTS
               BETWEEN THE COMPANY AND EACH OF ITS VICE PRESIDENTS



Mr.
ENCAD, Inc.
6059 Cornerstone Court West
San Diego, CA 92121

Dear

                  We are pleased to inform you that the Company's Board of Directors has recently approved a special severance benefit program for you. The purpose of this letter agreement is to set forth the terms and conditions of your benefit package and to explain the limitations which will govern the overall value of your benefits.

                  Your severance benefits may become payable under if your employment terminates under certain circumstances within a specified time period following a substantial change in ownership or control of the Company. To understand the full scope of your severance benefits, you should familiarize yourself with the definitional provisions of Part One of this letter agreement. The benefits comprising your severance package are detailed in Part Two, and the dollar limitations on the overall value of your benefit package and other applicable restrictions are specified in Parts Three and Four. Part Five deals with ancillary matters affecting your severance arrangement.

                             PART ONE -- DEFINITIONS

                  For purposes of this letter agreement, the following definitions will be in effect:

                  AVERAGE COMPENSATION means the average of your W-2 wages from the Company for the five (5) calendar years (or such fewer number of calendar years of employment with the Company) completed immediately prior to the calendar year in which the Change of Control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in your Average Compensation.

                  BASE SALARY means the annual rate of base salary in effect for you immediately prior to the Change in Control or (if greater) the annual rate of base salary in effect at the time of the termination of your employment Without Cause.

                  BOARD means the Company's Board of Directors.

                  CAUSE means the following: (i) dishonesty resulting or intending to result, directly or indirectly, in gain or personal enrichment at the expense of the Company; (ii) gross misconduct, including, without limitation, fraud, sexual harassment or misappropriation of Company property or confidential information; (iii) conviction for a felony under the laws of the United States or any state thereof; or (iv) willful and continued failure substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), which is not remedied within a reasonable period after a written demand for substantial performance is delivered to you which specifically identifies the manner in which it is believed that you have not substantially performed your duties.

                  CHANGE IN CONTROL means:

                           (i) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company's outstanding voting securities are


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         transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

                           (ii) a sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company;

                           (iii) the acquisition of beneficial ownership, by any person or a group of related persons, of securities possessing twenty-five percent (25%) or more of the total combined voting power of the Company's outstanding voting securities pursuant to a third-party tender or exchange offer made directly to the Company's shareholders, private purchases from one or more of the Company's shareholders, open market purchases or any other transaction;

                           (iv) the acquisition of beneficial ownership, by any person or a group of related persons, of additional securities of the Company that increase the total holdings of such person (or group) to a level of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding voting securities pursuant to a third-party tender or exchange offer made directly to the Company's shareholders, private purchases from one or more of the Company's shareholders, open market purchases or any other transaction;

                           (v) the acquisition of beneficial ownership, by any person or a group of related persons, of securities of the Company possessing sufficient voting power in the aggregate to elect an absolute majority of the members of the Board (rounded up to the nearest whole number) pursuant to a third-party tender or exchange offer made directly to the Company's shareholders, private purchases from one or more of the Company's shareholders, open market purchases or any other transaction; or

                           (vi) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a two-thirds majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

                  CODE means the Internal Revenue Code of 1986, as amended.

                  COMMON STOCK means the Company's common stock.

                  COMPANY means ENCAD, Inc. or any successor corporation, whether or not resulting from a Change in Control.

                  FAIR MARKET VALUE means, with respect to any shares of Common Stock subject to any of your Options, the closing selling price per share of Common Stock on the date in question, as reported on the Nasdaq National Market. If there is no reported sale of Common Stock on such date, then the closing selling price on the next preceding day for which there exists such quotation will be determinative of Fair Market Value.

                  GENERAL RELEASE means the form of general release attached to this letter as EXHIBIT A.

                  OPTION means any option granted to you under the Plan which is outstanding at the time of the Change in Control or upon the subsequent termination of your employment.

                  OPTION PARACHUTE PAYMENT means, with respect to any Option, the portion of that Option deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such Option which is categorized as an Option Parachute Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and will include an appropriate dollar adjustment to reflect the lapse of your obligation to remain in the Company's employ as a condition to the vesting of the accelerated installment. In no event, however, will the Option Parachute


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Payment attributable to any Option (or accelerated installment) exceed the spread (the excess of the Fair Market Value of the accelerated option shares over the option exercise price payable for those shares) existing at the time of acceleration.

                  OTHER PARACHUTE PAYMENT means any payment in the nature of compensation (other than the benefits to which you become entitled under Part Two of this letter agreement) which are made to you in connection with the Change in Control and which accordingly qualify as parachute payments within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder. Your Other Parachute Payment will include (without limitation) the Present Value, measured as of the Change in Control, of the aggregate Option Parachute Payment attributable to your Options (if any).

                  PARACHUTE PAYMENT means any payment or benefit provided you under Part Two of this letter agreement which is deemed to constitute a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

                  PLAN means (i) the Company's 1993 Stock Option/Stock Issuance Plan, as amended or restated from time to time, and (ii) any successor stock incentive plan subsequently implemented by the Company.

                  PRESENT VALUE means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which you become entitled in connection with the Change in Control or the subsequent termination of your employment, including (without limitation) any Option Parachute Payment and the additional benefits to which you become entitled under Part Two of this letter agreement. The Present Value of each such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.

                  TOTAL COMPENSATION means:

                  (i) if a Change in Control occurs before January 1, 2001 AND prior to the payment of your 2000 annual bonus, the aggregate of: (a) Base Salary; (b) your target annual award in effect at the time of the Change in Control; and (c) the value of all general benefits and all supplemental benefits or perquisites (including, without limitation, financial planning services, annual physical examination, and supplemental disability and life insurance premiums; but excluding any auto allowance) made available to you in the fiscal year immediately preceding the fiscal year of your termination, and in the event that you were not employed during the entire fiscal year described in (c) above, such amounts will be annualized in accordance with the frequency for which the amounts were paid during the partial year; or

                  (ii) if a Change in Control occurs after December 31, 2000 OR subsequent to the payment of your 2000 annual bonus, the aggregate of:
         (a) Base Salary; (b) the average cash bonuses paid to you by the Company for services rendered during the two (2) fiscal years immediately preceding the fiscal year of your termination; and (c) the value of all general benefits and all supplemental benefits or perquisites (including, without limitation, financial planning services, annual physical examination, and supplemental disability and life insurance premiums; but excluding any auto allowance) made available to you in the fiscal year immediately preceding the fiscal year of your termination, and in the event that you were not employed during the entire period described in (b) or (c) above, such amounts will be annualized in accordance with the frequency for which the amounts were paid during the partial period.

                  WITHOUT CAUSE means that the Company has without Cause and without your written consent: (i) terminated your services with the Company;
(ii) materially reduced your job title, duties, and material responsibilities with the Company; (iii) reduced your compensation (including base salary, fringe benefits and participation in non-discretionary bonus programs under which awards are payable pursuant to objective financial or performance standards) by more than fifteen percent (15%); or (iv) required that you be based at a location more than twenty-five (25) miles from the Company's present location.

                     PART TWO -- CHANGE IN CONTROL BENEFITS


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                  Subject to the release requirement of Part Four of this
letter agreement, should your employment be terminated Without Cause within ___________ months after a Change in Control, then you will become entitled to receive the special severance benefits provided in this Part Two.

                  You will be entitled to a lump sum payment equal to _______ times your Total Compensation and payable within thirty (30) days after your termination Without Cause.

                  Your payments will be subject to the Company's collection of applicable federal and state income and employment withholding taxes.

                      PART THREE -- LIMITATION ON BENEFITS

                  1.       BENEFIT LIMIT.

                  The aggregate Present Value (measured as of the Change in Control) of the severance payment to which you become entitled under Part Two at the time of your termination Without Cause will in no event exceed 2.99 times your Average Compensation, less the Present Value, measured as of the Change in Control, of all Other Parachute Payments to which you are entitled (the "Benefit Limit").

                  2.       RESOLUTION PROCEDURE.

                  For purposes of the foregoing Benefit Limit, the following provisions will be in effect:

                           (a) In the event there is any disagreement between
you and the Company as to whether one or more payments to which you become entitled in connection with either the Change in Control or the subsequent termination of employment Without Cause constitute Parachute Payments, Option Parachute Payments or Other Parachute Payments or as to the determination of the Present Value thereof, such dispute will be resolved as follows:

                                (i) In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

                                (ii) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent counsel mutually acceptable to you and the Company ("Independent Counsel"). The resolution reached by Independent Counsel will be final and controlling; PROVIDED, however, that if in the judgment of Independent Counsel the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by Independent Counsel, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the retention of Independent Counsel and (if applicable) the preparation and submission of the ruling request shall be shared equally by you and the Company.

                                (iii) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will, at the Independent Counsel's election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be shared equally by you and the Company.


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                  3.       STATUS OF BENEFITS.

                  (a) No severance payment will be made to you under Part Two of this letter agreement until the Present Value of the Option Parachute Payment attributable to your Options (if any) have been determined and the status of any payments in dispute under Paragraph 2 above has been resolved in accordance therewith.

                  (b) Once the requisite determinations under Paragraph 2 have been made, then to the extent the aggregate Present Value, measured as of the Change in Control, of the Parachute Payment attributable to your benefit entitlements under Part Two of this letter agreement would, when added to the Present Value of all your Other Parachute Payments (including the Option Parachute Payment attributable to your Options (if any)), exceed the Benefit Limit, your severance payment will be accordingly reduced.

                              PART FOUR -- RELEASE

                  You will be entitled to receive the special severance benefits provided in Part Two of this letter agreement only upon: (i) execution of the General Release (that is not subsequently revoked within seven (7) days) to the Company within three (3) days of your termination Without Cause and (ii) expiration of the seven (7)-day period following your execution of the General Release.

                              PART FIVE -- GENERAL

                  1.       TERMINATION FOR CAUSE.

                  Should your employment be terminated for Cause, the Company will only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under Part Two of this letter agreement.

                  2.       DEATH.

                  Should you die before receipt of the severance payment to which you become entitled under this letter agreement, then that payment will be made to the executors or administrators of your estate.

                  3.       GENERAL CREDITOR STATUS.

                  The payments and benefits to which you become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive any payments or benefits hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

                  4.       INDEMNIFICATION.

                  If applicable, the indemnification provisions for Officers and Directors under the Company by-laws will (to the maximum extent permitted by law) be extended to you, during the period following your termination Without Cause, with respect to any and all matters, events or transactions occurring or effected during your employment with the Company.

                  5.       MISCELLANEOUS.

                  This letter agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. This letter agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable upon a change in control or ownership of the Company, and you will not be entitled to any other severance benefits upon your termination of employment. This letter may only be amended by


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written instrument signed by you and an authorized officer of the Company. If any provision of this letter agreement as applied to you or the Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter agreement will continue in full force and effect.

                  6.       NO EMPLOYMENT OR SERVICE CONTRACT.

                  Nothing in this letter agreement is intended to provide you with any right to continue in the employ of the Company (or any subsidiary) for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any subsidiary), which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

                  7.       REMEDIES.

                  All rights and remedies provided pursuant to this letter agreement or by law will be cumulative, and no such right or remedy will be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy at law or in equity, whether or not stated in this letter agreement.

                  8.       ARBITRATION.

                  Except for the dispute resolution procedure in Paragraph 2 of Part Three of this letter agreement, any controversy that may arise between you and the Company with respect to the construction, interpretation or application of any of the terms, provisions or conditions of this agreement or any monetary claim arising from or relating to this agreement will be submitted to final and binding arbitration in San Diego, California in accordance with the rules of the American Arbitration Association then in effect. The prevailing party in the arbitration shall be entitled to the recovery of all reasonable attorney's fees and costs incurred with respect to the arbitration. Both parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

                  9.       EXCLUSIVE BENEFITS.

                  Any severance benefits to which you may become entitled upon the termination of your employment will be governed solely by the terms of this letter agreement.

                  Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company.

                                             Very truly yours,

                                             ENCAD, INC.



                                             By:
                                                   -----------------------------
                                             Name: David Purcell
                                             Title: Chief Executive Officer


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                                   ACCEPTANCE

                  I hereby agree to all the terms and provisions of the foregoing letter agreement governing the special benefits to which I may become entitled upon a termination of my employment under certain prescribed circumstances.


Dated:  January____, 2000


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                                      Name